December 15, 2015

TRADING SYMBOLS:
In the U.S.: NYSE MKT: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL INC. ACQUIRES MAJORITY OF GOLDMAN
SACHS INTEREST IN RAFT RIVER POWER PLANT
•	Unlocks Project Upside
•	Increases Cash Flow

BOISE, Idaho – (NYSE MKT: HTM; TSX: GTH) U.S. Geothermal Inc., is pleased to announce that it has acquired from Goldman Sachs the majority of their cash flow interest in and ownership of the Raft River geothermal project. U.S. Geothermal will receive 95% of the cash flow from the project on a going forward basis, along with all increased cash flow from any project improvements. The purchase price was $5.1 million for the 95% interest, with an option to purchase the balance of Goldman’s interest for Fair Market Value at the end of 2017.

“This agreement with Goldman Sachs is a strong positive for our company.” said Dennis Gilles, CEO of U.S. Geothermal. “It unlocks the ability to consider capital upgrades that should increase output from the facility and potentially reach its design capacity of 13 megawatts. It strengthens our commitment to becoming the North American leader in geothermal energy.”

The purchase price consisted of a $3.5 million cash payment plus a promissory note of $1.6 million that bears interest at 8%. Under the promissory note agreement, $1 million of the note may be satisfied with shares of U.S. Geothermal common stock priced at the 10 day weighted average closing price of the common stock at time of conversion if not otherwise paid in cash by March 31, 2016. U.S. Geothermal will file a resale registration statement covering the shares to be issued in satisfaction of the promissory note.

The Raft River Geothermal Power Plant is located in Southeast Idaho and has a designed capacity of 13 megawatts net. The project is currently operating at approximately 9.4 megawatts. Power from the facility is sold under a firm price, 25 year contract with Idaho Power Company which allows for the full 13 megawatt output. Reservoir modeling indicates that the geothermal reservoir can support the full 13 megawatt contract. Plans are under consideration to drill for additional production to increase plant output to its full contract limit.

The promissory note and the shares issuable upon conversion have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Website: www.usgeothermal.com	NYSE MKT: HTM TSX: GTH

“We are also encouraged by the increasing focus on climate change and renewable energy” said Mr Gilles. “Geothermal is 24/7 baseload power and has significant advantages over wind and solar. We are seeing legislators paying closer attention to reducing emissions and expect a ready market for our pipeline of development projects as we bring them on stream.”

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy. The company is currently operating geothermal power projects at: Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho for a total power generation of approximately 45 MWs. The company is also developing projects at: the Geysers, California; a second phase project at San Emidio, Nevada; the El Ceibillo project located near Guatemala City, Guatemala; and at Crescent Valley, Nevada. U.S. Geothermal’s growth strategy is to reach 200 MWs of generation by 2020 through a combination of internal development and strategic acquisitions.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
saf@usgeothermal.com

Please visit our Website at: http://www.usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Readers are cautioned to review the risk factors identified by the company in its filings with US and Canadian securities agencies. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of U.S. Geothermal, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; interpretation of the results of well tests; project development; resource megawatt capacity; capital expenditures; timelines; strategic plans; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from U.S. Geothermal's expectations include the uncertainties involving the availability of financing in the debt and capital markets; uncertainties involved in the interpretation of results of well tests; the need for cooperation of government agencies in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction; unexpected cost increases, which could include significant increases in estimated capital and operating costs; and other risks and uncertainties disclosed in U.S. Geothermal's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and in other U.S. Geothermal reports and documents filed with applicable securities regulatory authorities from time to time. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.
The NYSE MKT and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com